EXHIBIT 99.1

Regency Centers Corporation

Press Release

www.RegencyCenters.com	CONTACT: LISA PALMER
(904) 598-7636

REGENCY CENTERS REPORTS SECOND QUARTER RESULTS

Jacksonville, Fla. (August 5, 2009) — Regency Centers Corporation announced today financial and operating results for the quarter and six months ended June 30, 2009.

Earnings and Operations

Funds From Operations (FFO) before impairments for the second quarter was $47.9 million, or $0.61 per diluted share, compared to $68.3 million and $0.97 per diluted share for the same period in 2008. For the six months ended June 30, 2009, FFO before impairments was $102.9 million or $1.39 per diluted share, compared to $130.2 million or $1.85 per diluted share for the same period last year, a per share decrease of 25%. The change in FFO per share is primarily related to lower net operating income, higher interest expense and lower transaction profits and fee income compared to 2008.

Funds From Operations (FFO) after impairments for the second quarter was $19.2 million, or $0.24 per diluted share, compared to $68.3 million and $0.97 per diluted share for the same period in 2008. For the six months ended June 30, 2009, FFO after impairments was $74.2 million or $1.00 per diluted share, compared to $129.5 million or $1.84 per diluted share for the same period last year, a per share decrease of 46%.

Regency reports FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT) as a supplemental earnings measure. The Company considers this a meaningful performance measurement in the Real Estate Investment Trust industry.

Net loss attributable to common stockholders for the quarter was $17.2 million, or $0.23 per diluted share, compared to net income of $31.9 million and $0.45 per diluted share for the same period in 2008. Net income for the six months ended June 30, 2009, was $2.4 million or $0.03 per diluted share, compared to $58.6 million and $0.83 per diluted share for the first half of 2008. The net loss for the quarter and the decline year over year is primarily due to $27.3 million of FFO impairments for two wholly owned Regency shopping centers, two out parcels and 13 properties in the MCW II partnership that are now targeted for sale over the next three years.

For the three months ended June 30, 2009, Regency’s results for wholly owned properties plus its pro-rata share of co-investment partnerships were as follows:

•	Decrease in same store net operating income, including provisions for doubtful accounts: (10.6%)
•	Same space rental rate decline on a cash basis: (3.8%)
•	Leasing transactions: 392 new and renewal lease transactions for a total of 1.3 million square feet

For the six months ended June 30, 2009, Regency’s results for wholly owned properties and its pro-rata share of co-investment partnerships were as follows:

•	Percent leased, operating properties only: 93.0%
•	Decrease in same store net operating income, including provisions for doubtful accounts: (6.3%)
•	Same space rental rate decline on a cash basis: (1.6%)
•	Leasing transactions: 739 new and renewal lease transactions for a total of 2.4 million square feet

Investments

Dispositions, Acquisitions

During the quarter, Regency and its co-investment partnerships sold five out parcels at a gross sales price of $4.4 million.

Development

There were no new development starts during the quarter. Three projects stabilized during the quarter representing $56.1 million of net development costs and a weighted average stabilized NOI yield of 7.51%. The three centers average 99% leased. At June 30, 2009, the Company had 43 projects under development for an estimated total net investment at completion of $868 million and an expected return of 7.89% on net development costs after partner participation. The in-process developments are 85% funded and 86% leased and committed, including tenant-owned GLA.

Co-Investment Partnerships

On July 17, 2009 Regency announced that its co-investment partner, Macquarie CountryWide Trust (MCW), has agreed to sell its interest in Macquarie CountryWide-Regency II, LLC (MCW II), an existing co-investment partnership between MCW and Regency. Global Retail Investors LLC (GRI), a joint venture between the California Public Employees’ Retirement System (CalPERS) and an affiliate of First Washington Realty, Inc., has agreed to purchase the majority of MCW’s interest in MCW II in a phased transaction. Closing of the first phase, which involved the sale of 45% of the partnership interest in MCW II to GRI, occurred Friday July 31, 2009. In conjunction with the sale, Regency has the option to increase its ownership in MCW II from 25 to 40% at a 7.7% discount. If the options are not exercised by Regency, Regency will receive cash payments of up to $17 million. Formed in 2005, MCW II currently owns 86 retail shopping centers that have been valued at $1.73 billion for this transaction.

Dividend

On August 4, 2009, the Board of Directors declared a quarterly cash dividend of $0.4625 per share, payable on September 2, 2009 to shareholders of record on August 19, 2009. The Board also declared a quarterly cash dividend of $0.46563 per share of Series 3 Preferred stock, payable on September 30, 2009 to shareholders of record on September 1, 2009; a quarterly cash dividend of $0.45313 per share of Series 4 Preferred stock, payable on September 30, 2009 to shareholders of record on September 1, 2009; and a quarterly cash dividend of $0.41875 on the Series 5 Preferred stock, payable on September 30, 2009 to shareholders of record on September 1, 2009.

Conference Call

In conjunction with Regency’s second quarter results, you are invited to listen to its conference call that will be broadcast live over the internet on Thursday, August 6 at 10:00 a.m. EST on the Company’s web site www.RegencyCenters.com. If you are unable to participate during the live webcast, the call will also be archived on the web site.

The Company has published additional forward-looking statements in its second quarter 2009 supplemental information package that may help investors estimate earnings for 2009. A copy of the Company’s second quarter 2009 supplemental information will be available on the Company’s web site at www.RegencyCenters.com or by written request to Diane Ortolano, Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information for the quarter ended June 30, 2009. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

Reconciliation of Net Income to Funds From Operations—Actual Results

For the Periods Ended June 30, 2009 and 2008	Three Months Ended		Year to Date
	2009	2008	2009	2008
Net income (loss) attributable to common stockholders	$(17,179,989)	$31,865,866	$2,382,988	$58,585,366
Adjustments to reconcile to Funds from Operations:
Depreciation expense – consolidated properties	23,612,708	22,468,282	46,966,517	43,856,709
Depreciation and amortization expense – uncons properties	9,208,289	10,373,693	18,718,834	21,229,351
Consolidated JV partners’ share of depreciation	(133,684)	(133,894)	(273,331)	(264,100)
Amortization of leasing commissions and intangibles	3,775,632	3,523,185	7,398,132	6,670,038
(Gain) on sale of operating properties, including JV’s	(667)	(41,540)	(1,093,661)	(1,047,967)
Non-controlling interest of exchangeable partnership units	(92,204)	246,150	71,491	458,997

Funds From Operations	19,190,085	68,301,742	74,170,970	129,488,394

Dilutive effect of share-based awards	(232,305)	(360,387)	(464,609)	(720,773)

Funds From Operations for calculating Diluted FFO per Share	$18,957,780	$67,941,355	$73,706,361	$128,767,621

Weighted Average Shares For Diluted FFO per Share	77,577,231	70,019,995	73,817,195	69,953,931

Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

Regency Centers Corporation (NYSE: REG)

Regency is the leading national owner, operator, and developer of grocery-anchored and community shopping centers. At June 30, 2009, the Company owned 409 retail properties, including those held in co-investment partnerships. Including tenant-owned square footage, the portfolio encompassed 54.7 million square feet located in top markets throughout the United States. Since 2000 Regency has developed 194 shopping centers, including those currently in-process, representing an investment at completion of $3.0 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on forms 10K and 10Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.